UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant
To Section 18 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest reported): January 19, 2009

MEGOLA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada	000-49815	88-0492605
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	File Number)	identification number)

704 Mara St., Suite 111, Point Edward, Ontario N7V 1X4
(Address of principal executive offices) (Zip code)

(519) 336-0628
Registrant's telephone number, including area code

446 Lyndock St., Suite 102, Corunna, Ontario N0N 1G0
(Former Address If Changed since Last Report)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 19, 2009 we entered into a Distributorship and Sales Agency and Royalty Agreement with Vulcan Technologies, LLC for the Hartindo line of Anti-Fire Products (Product) which will include, but not be limited to, the following:

▪	Vulcan is granted exclusive distribution/sales representative rights for the Product in the countries of Canada and Mexico to the railroad industry (the “Railroad Industry”) for a ten (10) year term.

▪	Vulcan is granted co-exclusive distribution/sales representative rights in the United States of America (the “U.S.”), to the railroad industry (the “Railroad Industry”) for a ten (10) year term.

▪	In consideration of its appointments set forth in the Agreement, Vulcan agrees to pay Megola the sum of Seven Hundred Fifty Thousand ($750,000.00) USD dollars, as follows:

(i)	a partial payment of $400,000 to Megola due five (5) business days after the execution and delivery of this Agreement by all parties, and;

(ii)
a payment of $350,000 ninety (90) days following the date of this Agreement, provided, however, that such payment shall only be due and owing at that time if Woodsmart, under the Woodsmart Contract, and Janus, under the Janus Contract and any other distribution means by Megola has purchased no less than 100,000 gallons of Hartindo AF21, in its fully diluted form.

▪	Vulcan shall pay to Megola a commission payment equal to twenty-five (25%) percent of Vulcan’s profit on Products purchased (the “Vulcan Commission”) by any party in the Railroad Industry.

▪
Vulcan hereby commits to generate aggregate gross sales of the Hartindo Products in the Railroad Industry of no less than $3 Million USD on or before the second anniversary of this Agreement, and, thereafter, agrees to increase such aggregate gross sales by fifteen (15%) percent for each year thereafter, commencing with the third year of the term.

The Agreement contains other terms and conditions and has been filed as an exhibit to this report. Please refer to the exhibit for additional information.

ITEM 8.01 OTHER EVENTS

Press Release attached as Exhibit 99

ITEM 9.01 EXHIBITS

10.0 Distributorship and Sales Agency and Royalty Agreement with Vulcan Technologies, LLC

99 Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Megola, Inc. (Registrant)

Dated: January 19, 2009	By:	/s/ Joel Gardner
Joel Gardner, President